Exhibit 99.1

WESTERN GOLDFIELDS AND ROMARCO MINERALS TERMINATE MERGER AGREEMENT

TORONTO, Feb. 13, 2006 (PRIMEZONE) -- Western Goldfields, Inc. (OTC BB:WGDF.OB -
News) announced today that it and Romarco Minerals have mutually terminated the Agreement and Plan of Merger and Reorganization dated September 30, 2005, on friendly terms. Western Goldfields and Romarco minerals have entered into a Termination Agreement pursuant to which Western Goldfields has agreed to pay to Romarco Minerals a termination fee of $1,000,000, together with reimbursement of $225,000 of out-of-pocket expenses incurred by Romarco Minerals in pursuing the merger. In addition, Western Goldfields will repay all outstanding promissory notes payable to Romarco Minerals totaling $728,257 which includes principal and interest. The Termination Agreement also provides for a mutual release of all claims in connection with the termination of the Agreement and Plan of Merger and Reorganization.


Please Note: All dollar amounts are in U.S. dollars unless otherwise stated.


Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 under the caption, "Risk Factors." Most these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

Contact:
        Western Goldfields, Inc.
        Brian W. Penny, Chief Financial Officer
        (416) 324-6002
        (416) 324-9494 Fax
        brianpenny@rogers.com